UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 17, 2006

EVCI CAREER COLLEGES HOLDING CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-14827	06-1488212
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Van Der Donck Street, 2nd Floor, Yonkers, New York 10701
(Address of principal executive offices)

Registrant’s telephone number, including area code (914) 623-0700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

We made the following disclosure in a Form 12b-25 filed with the Securities and Exchange Commission on March 17, 2006:

Material information required to complete registrant’s Form 10-K is not yet available, including the results of requested modifications to its bank agreement and other information necessary for registrant to complete its financial statements and information necessary to complete management’s assessment of registrant’s internal controls over financial reporting.

Registrant anticipates there will be a significant change in its results of operations for 2005 as compared to 2004. Subject to the completed audit, and any resulting adjustments, registrant estimates that revenue will be approximately $51.0 million, income from operations will be approximately $1.0 million and net income will be approximately $360,000 or $0.03 per diluted share. This compares to 2004 revenue of $33.0 million, income from operations of $3.6 million (after reclassification of TAP settlement of $1.0 million), net income of $6.3 million and fully diluted earning per share of $.50.

The significant differences in results of operations relate to factors that include revenue from Technical Career Institutes, Inc. of approximately $12.0 million since its acquisition on September 16, 2005 which was partially offset by appropriately $2.0 million in decreased revenue recognized during the fourth quarter of 2005 resulting primarily from higher than anticipated student drop outs at Interboro Institute. Management believes this increase in drop outs was, in significant part, due to the adverse publicity that focused on allegations made by the New York State Education Department (“SED”). The differences also relate to increases in operational expenses that include costs exceeding $2.2 million for Sarbanes-Oxley Section 404 compliance, an internal investigation of the allegations made by SED and costs of operating Pennsylvania School of Business in 2005. In addition, registrant’s results in 2004 included an income tax benefit of $2.8 million, and registrant’s 2005 results will not include any tax benefit, resulting primarily from a reduction in the valuation allowance relating to tax benefits from available net operating loss carry forwards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report, dated March 17, 2006, to be signed on its behalf by the undersigned hereunto duly authorized.

EVCI CAREER COLLEGES HOLDING CORP.

Dated: March 20, 2006	By:	/s/ Dr. John J. McGrath
Name: Dr. John J. McGrath
Title: Chief Executive Officer and President